ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          WASATCH PHARMACEUTICAL, INC.


         Wasatch Pharmaceutical, Inc., a Utah Corporation File #188110 (the "corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Utah Code Ann. 16-10a-1001:

         1. Article IV 1st paragraph & is hereby amended in its entirety to read as follows:

                                   ARTICLE IV

         The Corporation shall have authority to issue a total of 101,000,000 shares, consisting of 1,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock, par value $0.001 per share (hereinafter referred to as the "Common Stock").

         2.       The  Board  of   Directors   adopted  the   Amendment  to  the
                  Corporation's Articles of Incorporation on June 22, 2000.

         3. The Amendment was adopted by the Board of Directors without shareholder approval. Shareholder approval was not required.

         DATED this 2 day of January, 2001

                                    Wasatch Pharmaceutical, Inc.

                                    By /s/ David K. Giles
                                       ---------------------------
                                       David K. Giles, CFO

                                                  Date                01/04/2001
                                                  Receipt Number:         209137
                                                  Amount Paid:            $25.00